SCHEDULE 14A INFORMATION

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THE STANDARD REGISTER COMPANY

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DEFA 14A

April 15, 2011

We write to bring to your attention a significant disagreement between The Standard Register Company and ISS with respect to ISS’s Proxy Report regarding the proposals to be voted on at Standard Register’s annual meeting of shareowners to be held on April 28, 2011.

In its report, ISS recommends shareholders “withhold” votes to elect David P. Bailis; Roy W. Begley, Jr.; Michael E. Kohlsdorf; and John Q. Sherman, II (Proposal 1) and vote “against” the Company’s recommendations for the approval of The Standard Register Company 2011 Equity Incentive Plan (Proposal 2). ISS’s primary basis for these recommendations lies in its assertion that our CEO compensation is not aligned with company performance. We strongly disagree with ISS’s analysis, and for the following reasons, we believe ISS’s recommendations are based on incomplete and inaccurate analysis. We urge you to vote “FOR” each of the named nominees to serve as directors of Standard Register and “FOR” the approval of The Standard Register Company 2011 Equity Incentive Plan.

ISS contends that Standard Register’s total shareholder return over the prior one and three years was below the median of the peer group established by ISS, while at the same time, the CEO’s compensation doubled. Although the characterization of Standard Register’s total shareholder return is accurate, the CEO’s compensation did not double but increased (see below) because company performance in 2010 improved versus 2009. Our disagreements with ISS are associated with the points summarized below.

Mr. Morgan’s compensation has remained largely consistent from 2009 to 2010 except for the reinstatement of performance-based restricted stock awards in 2010.

As described in the Summary Compensation table of our 2011 proxy statement, Mr. Morgan’s total pay increased from $1,404,825 in 2009 to $1,999,682 in 2010. The key difference between each year was the reinstatement of performance-based restricted stock awards in 2010 with a grant date fair value of $500,002. As noted in our 2010 proxy statement, the Compensation Committee agreed to forego grants of performance-based restricted stock (approximately 50% of executives’ long-term incentive opportunity) in 2009 on a one-time basis due to: (1) the difficulty of setting realistic long-term performance goals for a new business strategy adopted during a very uncertain economic period; and, (2) management’s perspective that the options granted earlier in 2009 were sufficient in light of company budget constraints. If performance-based restricted stock awards had not been foregone and Mr. Morgan had been granted approximately $500,000 of performance based restricted stock, Mr. Morgan’s total compensation would have been approximately $1,904,825 in 2009, resulting in a modest 5% increase between 2009 and 2010.

Option grants to Mr. Morgan decreased in value from 2009 to 2010.

ISS’s model to value options significantly differs from our own model. The grant date fair value of the CEO’s option award in our proxy statement is consistent with the recorded compensation expense in our audited financial statements, and we believe our assumptions are appropriate, reasonable, and consistent with those used by most other companies. ISS uses a third-party data provider to determine the Black-Scholes assumptions based on historical data. ISS’s model substantially undervalued the option grants made to Mr. Morgan in 2009. The assumptions used to value these stock options did not account for our significant change in dividend policy in the first quarter of 2009. As a result, ISS valued the 2009 option awards based on a dividend yield derived from the total dividends paid by Standard Register over a one year period leading up to the dates of the option awards in February and April of 2009, even though we announced a change in the dividend policy in February 2009 prior to the grant of the 2009 option awards. If ISS’s model had included future rather than historical dividend yields to calculate the value of the 2009 awards, the value of option awards calculated by ISS would have decreased from 2009 to 2010.

The CEO’s 2010 annual incentive increased over his 2009 payment due to improved performance.

For 2010, bonuses were paid formulaically based on Standard Register’s results versus the goals established at the beginning of the year. In 2010, the threshold for adjusted earnings from operations and the maximum goal for customer satisfaction were met, but goals for revenue were not, as shown below for the CEO. The annual cash incentive plan did not pay out in 2009 because the performance threshold was not met. The CEO did, however, receive an incentive payout of $130,000 in 2009 as a result of a special incentive plan implemented by the Compensation Committee in late 2008.  This coincided with Mr. Morgan’s promotion to Acting CEO to reward the development and successful execution of a transformation plan to position Standard Register for growth in 2009 and beyond. Mr. Morgan’s incentive amount was based on a competitive CEO base salary less his then current base salary, prorated over the time he served as Acting CEO, and provided Mr. Morgan with a performance-based opportunity to increase his overall compensation beyond a salary increase. In return for this incentive, Mr. Morgan agreed not to take a base salary compensation increase for his role as Acting CEO. The 2009 incentive payment was based on the completion of sales transformation initiatives and the re-organization of business units before April 1, 2009.

2010 Annual Cash Incentive Goals	Weight	Threshold	Target	Maximum	Actual Results
Revenue ($MM)	40%	$673.9	$677.0	$687.0	$668.3
Adj. Earnings from Ops. ($MM)	40%	$28.0	$32.0	$39.8	$29.3
Customer Satisfaction	20%	42	47	52	53.7

Standard Register’s executive compensation elements are heavily driven by performance.

Sixty-five percent of Mr. Morgan’s total pay in 2010 was tied to company performance through the annual bonus, performance-based restricted shares, and options. ISS contends that only 14% of our CEO’s compensation is performance-based based on their methodology. However, ISS does not count options as performance-based, a point of view with which we strongly disagree, nor does it count the performance-based restricted stock awards as performance-based because, as a small issuer, Standard Register did not disclose the 2010 goals for these awards. If options are not included as performance-based compensation, approximately 40% of Mr. Morgan’s total pay in 2010 is performance-based.  Approximately 50% of Mr. Morgan’s total pay in

2010 was in the form of long-term equity-based compensation (targeted at approximately 50% performance-based restricted shares and 50% options). The performance-based restricted stock awards made in 2010 were contingent on the attainment of specified adjusted earnings from operations goals for 2010 as shown in the table below. At the end of 2010, the Board certified that the adjusted earnings threshold had been met and 68% of the target number of shares was earned. Once earned, these shares vested 25% immediately, 25% after one additional year, and 50% after an additional two years. Stock options granted in 2010 vest ratably over four years, and will not provide value to executives unless the stock price appreciates.

2010 Performance-Based Restricted Stock Goals	Threshold	Target	Maximum	Actual Results
Adj. Earnings from Ops.	$28.2	$32.4	$40.3	$29.7

The CEO’s compensation is in line with the market.

We believe total direct compensation for all of the named executive officers should be positioned at median of the market over time. For competitive compensation comparisons, we benchmark against a subset of manufacturing companies in Mercer’s Benchmark Database – Executive Survey of general industry companies (broad cross section of U.S. companies) to identify and make comparisons of the market values of each executive officer’s total direct compensation and individual components of pay. We utilize this information in establishing base salary, annual cash incentives, and long-term equity-based compensation. Using the survey provided by Mercer, Mr. Morgan’s targeted 2010 compensation was below the median of comparable companies.

ISS establishes its own group of peer companies to compare Standard Register’s compensation to the market. Of the 12 companies identified by ISS, 5 companies did not award equity to their CEOs in the most recent fiscal year.  These 5 incumbents already had significant ownership stakes in the company, or equity awards made in previous years were intended to cover multiple years of compensation1.  Because of these issues with ISS’s peer group, we believe this group provides a poor comparison for CEO compensation in 2010. In the two years prior to 2010, the median total pay for this group was comparable to Mr. Morgan’s 2010 compensation.

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We believe that the information provided above demonstrates that our executive compensation program is appropriately designed and implemented to ensure that executive compensation is aligned with the interests of our shareholders to support long-term value creation.

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1  American Reprographics’ CEO receives no equity since he is a founder and already owns 17.1% of the company. The CEOs of Copart, Innerworkings, Standard Parking, and Knoll did not receive equity grants in the most recent fiscal year.